Exhibit 99.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

OF COMMUNITY BANKS, INC. FOR THE YEAR ENDED DECEMBER 31, 2006

Community Banks, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

At December 31, 2006 and 2005

(Dollars in thousands except per share data)

	2006	2005
ASSETS
Cash and due from banks	$73,608	$76,820
Interest-bearing deposits in other banks	3,561	4,423
Investment securities, available for sale	636,066	605,555
Investment securities, held to maturity (fair value approximates $23,415 and $22,563)	23,070	23,030
Loans, net of allowance for loan losses of $23,626 and $22,965	2,347,263	2,214,100
Premises and equipment, net	46,335	43,283
Goodwill and other intangible assets	259,406	259,080
Accrued interest receivable and other assets	107,061	106,139

Total assets	$3,496,370	$3,332,430

LIABILITIES
Deposits:
Non-interest bearing	$368,329	$375,835
Interest bearing	2,144,853	1,918,532

Total deposits	2,513,182	2,294,367
Short-term borrowings	108,927	87,253
Long-term debt	315,079	430,719
Subordinated debt	51,548	30,928
Accrued interest payable and other liabilities	21,473	12,490

Total liabilities	3,010,209	2,855,757

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock-$5.00 par value; 50,000,000 shares authorized; 24,478,000 and 23,314,000 shares issued	122,391	116,572
Surplus	373,142	347,827
Retained Earnings	17,609	27,031
Accumulated other comprehensive income (loss), net of tax	(1,806)	(3,779)
Treasury stock; 959,000 and 399,000 shares, at cost	(25,175)	(10,978)

Total stockholders’ equity	486,161	476,673

Total liabilities and stockholders’ equity	$3,496,370	$3,332,430

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2006, 2005, and 2004

(Dollars in thousands except per share data)

	2006	2005	2004
INTEREST INCOME:
Loans, including fees	$166,061	$111,757	$69,732
Investment securities:
Taxable	18,143	17,198	18,999
Tax exempt	9,089	9,087	8,847
Dividends	2,438	2,353	2,084
Other	1,903	1,898	137

Total interest income	197,634	142,293	99,799

INTEREST EXPENSE:
Deposits	66,650	36,431	22,523
Short-term borrowings	3,021	1,479	739
Long-term debt	17,380	19,700	18,382
Subordinated debt	3,683	2,038	1,598

Total interest expense	90,734	59,648	43,242

Net interest income	106,900	82,645	56,557
Provision for loan losses	2,050	2,300	3,100

Net interest income after provision for loan losses	104,850	80,345	53,457

NON-INTEREST INCOME:
Investment management and trust services	4,394	2,692	1,510
Service charges on deposit accounts	11,507	9,413	7,120
Other service charges, commissions and fees	7,272	5,452	3,357
Investment security gains	732	259	2,470
Insurance premium income and commissions	4,120	3,350	3,260
Mortgage banking activities	2,172	2,354	2,665
Earnings on investment in life insurance	2,725	2,063	1,593
Other	2,045	854	1,238

Total non-interest income	34,967	26,437	23,213

NON-INTEREST EXPENSES:
Salaries and employee benefits	46,434	36,998	28,337
Net occupancy and equipment expense	14,117	11,355	8,287
Merger, conversion and restructuring expenses	—	8,205	—
Marketing expense	1,752	2,036	2,325
Telecommunications expense	2,243	1,359	1,285
Amortization of intangibles	2,639	1,424	161
Other	17,700	13,692	9,598

Total non-interest expenses	84,885	75,069	49,993

Income before income taxes	54,932	31,713	26,677
Income taxes	13,901	6,072	4,879

Net income	$41,031	$25,641	$21,798

EARNINGS PER SHARE:
Basic	$1.74	$1.38	$1.70
Diluted	$1.72	$1.35	$1.65

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2006, 2005, and 2004

(Dollars in thousands except per share data)

	Outstanding Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Equity
Balance, December 31, 2003	11,648	$59,256	$57,563	$24,297	$6,596	$(4,306)	$143,406
Comprehensive income:
Net income				21,798			21,798
Unrealized loss on securities, net of reclassification adjustment and tax effect					(3,140)		(3,140)
Change in unfunded pension liability, net of tax					(245)		(245)

Total comprehensive income							18,413
Cash dividends ($.64 per share)				(8,215)			(8,215)
5% stock dividend	584	2,949	15,103	(18,110)			(58)
Purchases of treasury stock	(144)					(4,151)	(4,151)
Exercise of common stock options and issuances under stock purchase plan	148	(98)		(1,636)		4,042	2,308
Tax benefits from employee stock transactions			638				638

Balance, December 31, 2004	12,236	62,107	73,304	18,134	3,211	(4,415)	152,341
Comprehensive income:
Net income				25,641			25,641
Unrealized loss on securities, net of reclassification adjustment and tax effect					(7,043)		(7,043)
Change in unfunded pension liability, net of tax					53		53

Total comprehensive income							18,651
Cash dividends ($.71 per share)				(13,440)			(13,440)
Purchases of treasury stock	(598)					(16,489)	(16,489)
Exercise of common stock options and issuances under stock purchase plan	423	193	873	(2,980)		9,926	8,012
Tax benefits from employee stock transactions			514				514
Acquisition of PennRock Financial Services Corp.:
Common stock issued	10,854	54,272	269,733				324,005
Fair value of stock options			3,079				3,079
Other			324	(324)			—

Balance, December 31, 2005	22,915	116,572	347,827	27,031	(3,779)	(10,978)	476,673
Comprehensive income:
Net income				41,031			41,031
Unrealized gain on securities, net of reclassification adjustment and tax effect					1,790		1,790
Change in unfunded pension liability, net of tax					183		183

Total comprehensive income							43,004
Cash dividends ($.79 per share)				(18,676)			(18,676)
5% stock dividend	1,133	5,820	24,162	(29,982)			—
Purchases of treasury stock	(668)					(17,922)	(17,922)
Exercise of common stock options and issuances under stock purchase plan	139	(1)		(1,795)		3,725	1,929
Compensation and tax benefits from employee stock transactions			1,153				1,153

Balance, December 31, 2006	23,519	$122,391	$373,142	$17,609	$(1,806)	$(25,175)	$486,161

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006 2005, and 2004

(Dollars in thousands)	2006	2005	2004
Operating Activities:
Net income	$41,031	$25,641	$21,798
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,050	2,300	3,100
Deferred income tax expense (benefit)	(251)	1,559	(481)
Depreciation and amortization	7,293	5,344	3,310
Stock option expense	655	—	—
Net amortization of securities	351	983	1,106
Realized gains on sales of available-for-sale securities, net	(732)	(259)	(2,470)
Loans originated for sale	(12,452)	(8,163)	(10,959)
Proceeds from sales of loans held for sale	11,738	7,324	15,923
Gains on loan sales	(689)	(225)	(1,125)
Earnings on investment in life insurance	(2,725)	(2,063)	(1,593)
Net change in other assets	1,525	6,489	3,646
Net change in accrued interest payable and other liabilities	9,265	(16,385)	(2,982)
Tax benefits from employee stock transactions	—	514	638

Net cash provided by operating activities	57,059	23,059	29,911

Investing Activities:
Net change in interest-bearing deposits in other banks	862	3,740	1,515
Activity in available-for-sale securities:
Sales	68,804	307,874	119,390
Maturities, prepayments and calls	65,652	69,654	125,440
Purchases	(161,829)	(125,286)	(220,501)
Activity in held to maturity securities:
Maturities, prepayments and calls	(34)	—	—
Purchases	—	(23,020)	—
Net increase in total loans	(135,620)	(178,220)	(144,509)
Proceeds from sale of loans	1,267	—	4,556
Investment in life insurance	—	—	(5,000)
Additions to premises and equipment	(7,706)	(6,892)	(4,206)
Cash acquired in acquisition	—	34,564	—
Other	(2,965)	(3,646)	(325)

Net cash provided (used) by investing activities	(171,569)	78,768	(123,640)

Financing Activities:
Net increase in deposits	218,815	106,755	74,852
Net change in short-term borrowings	21,674	(50,873)	(5,648)
Proceeds from issuance of long-term debt	55,000	50,000	35,000
Proceeds from subordinated debt	20,620	—	—
Repayment of long-term debt	(170,640)	(152,458)	(16,760)
Cash dividends and cash paid in lieu of fractional shares	(18,676)	(13,440)	(8,273)
Payments to acquire treasury stock	(17,922)	(16,489)	(4,151)
Tax benefits from employee stock transactions	498	—	—
Proceeds from issuance of common stock	1,929	8,012	2,308

Net cash provided (used) by financing activities	111,298	(68,493)	77,328

Net change in cash and cash equivalents	(3,212)	33,334	(16,401)
Cash and cash equivalents at beginning of period	76,820	43,486	59,887

Cash and cash equivalents at end of period	$73,608	$76,820	$43,486

Cash paid during the year for:
Interest	$90,001	$57,452	$42,426
Income taxes	$15,160	$3,623	$3,738

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION:

Community Banks, Inc. (“Community” or the “Corporation”) is a financial holding company whose wholly-owned subsidiaries include CommunityBanks, CommunityBanks Investments, Inc. (CBII), and Community Banks Life Insurance Company (CBLIC). All significant intercompany transactions have been eliminated in consolidation. Community operates through its executive office in Harrisburg, Pennsylvania, and through 74 branch banking offices located in Adams, Berks, Chester, Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, Schuylkill, Snyder, and York Counties in Pennsylvania, and Carroll County in Maryland. CommunityBanks provides a wide range of services through its network of offices. Lending services include secured and unsecured commercial loans, residential and commercial mortgages and various forms of consumer lending. Deposit services include a variety of checking, savings, time and money market deposits. Community also provides specialized services through its wholly-owned subsidiaries. Community and its subsidiaries are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by such regulatory authorities.

USE OF ESTIMATES:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The principal material estimates that are particularly susceptible to significant change in the near term relate to: the allowance for loan losses; certain intangible assets, such as goodwill and core deposit intangible; and the evaluation of other than temporary impairment of investment securities.

CASH FLOWS INFORMATION:

Cash and cash equivalents include cash and due from banks and federal funds sold. During 2004, $25 million of maturing long-term FHLB advances were repaid through short term borrowings with the FHLB. Refer to Note 2, “Acquisitions,” for the terms of a non-cash transaction in 2005. During 2006, 2005, and 2004 transfers from loans to foreclosed real estate totaled $543,000, $1.0 million, and $1.5 million.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK:

Most of Community’s activities are with customers located within Central Pennsylvania and Northern Maryland. Note 3 discusses the types of securities in which Community invests. Note 4 discusses the types of lending engaged in by Community. Community does not have any significant concentrations to any one industry or customer.

INVESTMENT SECURITIES:

Community classifies debt and equity securities as either “held-to-maturity,” “available-for-sale,” or “trading.” Investments for which management has the intent, and Community has the ability, to hold to maturity are carried at cost adjusted for amortization of premium and accretion of discount. Securities bought and held primarily for the purpose of selling them in the near term are classified as trading and reported at fair value. Changes in unrealized gains and losses on trading securities are recognized in the Consolidated Statements of Income. At December 31, 2006 and 2005, there were no securities identified as trading. All other securities are classified as available-for-sale securities and reported at fair value. Changes in unrealized gains and losses on available-for-sale securities, net of applicable taxes, are recorded as a component of stockholders’ equity. Quoted market values, when available, are used to determine the fair value of securities. If quoted market prices are not available, then fair values are estimated using quoted prices of instruments with similar characteristics. Amortization and accretion are calculated principally on the interest method.

Securities classified as available-for-sale include those investments management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Declines in the fair value of available-for-sale or held to maturity securities below their cost that are deemed to be “other-than-temporary” are reflected in the Consolidated Statements of Income as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Community to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in “non-interest income” in the Consolidated Statements of Income.

Equity securities include Federal Home Loan Bank (“FHLB”) stock at December 31, 2006 and 2005 of $19.8 million and $23.1 million, and represent equity interests in the FHLB. Such securities, which are carried at cost, do not have a readily determinable fair value because ownership is restricted and can be sold back only to the FHLB or to another member institution. The FHLB requires Community to maintain certain amounts of FHLB stock based on its balance of FHLB advances.

LOANS HELD FOR SALE:

Loans held for sale, consisting primarily of fixed rate mortgages and education loans, are valued at the lower of cost or fair value, determined on an aggregate basis.

LOANS AND REVENUE RECOGNITION:

Loans are stated at their principal amount outstanding adjusted for charge-offs and certain origination fees or costs. Interest income on loans is recorded on the interest method. Non-accrual loans are those on which the accrual of interest has ceased and where all previously accrued and unpaid interest is reversed. Loans, other than consumer loans, are placed on non-accrual status when principal or interest is past due 90 days or more and the collateral may be inadequate to recover principal and interest, or immediately, if in the opinion of management, full collection is doubtful. Generally, the uncollateralized portions of consumer loans past due 90 days or more are charged-off. Interest accrued but not collected as of the date of placement on non-accrual status is reversed and charged against current income. Subsequent cash payments received are applied either to the outstanding principal balance or recorded as interest income, depending upon management’s assessment of the ultimate collectibility of principal and interest. Non-accrual loans are restored to accrual status when all delinquent principal and interest become current or the loan is considered secured and in the process of collection. Delinquency status is based on the contractual terms of the loan. Loan origination fees and certain direct origination costs are being deferred and the net amount amortized as an adjustment of the yield on the related loan under the interest method, generally over the contractual life.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a quarterly basis by management using a systemic methodology that incorporates management’s judgments about the credit quality of the loan portfolio through a disciplined process that is consistently applied. Management considers all known relevant internal and external factors that may affect loan collectibility, as well as particular risks indigenous to specific types of lending. The final results of the process are reviewed and approved by executive management. Results are regularly validated by a review of trends associated with loan volume, delinquencies, and other factors that may influence the methodology used to estimate the allowance for loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as additional information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the realizable value of the collateral, or discounted cash flows, or obtainable market price, is lower than the carrying value of that loan. The general component covers non-classified loans that are evaluated as part of various pools. The allowance for these pools is based

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

on historical loss experience adjusted for qualitative factors. An unallocated component is maintained in the allowance to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that Community will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans over $250,000 by either the fair value of the collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan’s effective interest rate, or the loan’s obtainable market price.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Community does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are part of a restructuring agreement.

Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable of being collected when due. When an impaired loan or portion of an impaired loan is determined to be uncollectible, the portion deemed uncollectible is charged against the related valuation allowance, and subsequent recoveries, if any, are credited to the valuation allowance.

Purchased loans with evidence of credit quality deterioration for which it is probable at purchase that all contractually required payments will not be collected are accounted for under AICPA Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 requires impaired loans to be recorded at fair value and prohibits carrying over valuation allowances in the initial accounting for loans acquired in a transfer, including loans acquired in a purchase business combination. Under SOP 03-3, the excess of cash flows expected at purchase over the purchase price is recognized as interest income over the life of the loans. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life. Decreases in expected cash flows are recognized as impairments.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using straight-line methods over the estimated useful lives of the related assets as follows: banking premises, 20 to 40 years; furniture, fixtures, and equipment, 3 to 5 years. Leasehold improvements are amortized over the shorter of the lease term or estimated lives. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recovered. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gain or loss on retirement or disposal of individual assets is recorded as income or expense in the period of retirement or disposal.

GOODWILL AND OTHER INTANGIBLE ASSETS:

Community accounts for its acquisitions using the purchase accounting method required by Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Purchase accounting requires the total purchase price to be allocated to the estimated fair values of assets and liabilities acquired, including certain intangible assets that must be recognized. Generally, this results in a residual amount in excess of the net fair values, which is recorded as goodwill.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill is not amortized to expense, but rather that it be tested for impairment at least annually. Impairment write-downs are charged to results of operations in the period in which the impairment is determined. Community did not identify any impairment on its outstanding goodwill from its most recent testing, which was performed at December 31, 2006. If certain events occur which might indicate goodwill has been impaired, the goodwill is tested when such events occur. Other acquired intangible assets with finite lives, such as core deposit intangibles, are required to be amortized over their estimated lives. Core deposit and other intangibles are generally amortized using accelerated methods over estimated useful lives of ten to fifteen years.

FORECLOSED REAL ESTATE:

Real estate acquired through foreclosure is initially carried at fair value, typically derived from the current appraised value of the property at transfer date less estimated selling cost. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses.

Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of foreclosed real estate are credited or charged to other expense. Costs of maintaining and operating foreclosed property are expensed as incurred.

RETIREMENT PLANS:

Community maintains a 401(k) savings plan covering substantially all employees which allows employees to invest a percentage of their earnings, matched to a certain amount specified by Community. The expense related to this savings plan was $1.7 million in 2006, $1.6 million in 2005, and $1.5 million in 2004, and has been included in salaries and benefits expense.

Community maintains supplemental retirement plans and life insurance for selected executives. The supplemental life insurance plans replaced other insurance coverage. The expense associated with these plans was $404,000 for 2006, $407,000 for 2005, and $379,000 for 2004. The accrued liability was $2.6 million at December 31, 2006, and $2.4 million at December 31, 2005. Investment in bank owned life insurance policies was used to finance the supplemental benefit plans, and provide a tax-exempt return to Community.

Community has a noncontributory defined benefit pension plan covering employees of a predecessor bank. The pension plan was amended during 2001 to discontinue the admittance of any future participants into the plan. During the third quarter of 2003, the plan was further amended to curtail future eligibility services and affected participants will no longer accrue benefits. Community uses a September 30 measurement date for its plan. Pension costs are funded currently subject to the full funding limitation imposed under federal income tax regulations. Community adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” at December 31, 2006. There was no impact to the consolidated financial statements upon adoption as unrecognized net costs were previously reflected in other comprehensive income through the recognition of an additional minimum liability in prior years.

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

INCOME TAXES:

Deferred income taxes are accounted for by the liability method, wherein deferred tax assets and liabilities are calculated on the differences between the basis of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in effect for the year in which the differences are expected to reverse.

STOCK-BASED COMPENSATION:

Effective January 1, 2006, Community adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” as revised by SFAS No. 123(R), “Share-Based Payments,” using the modified prospective method. Under this method, the share-based compensation cost recognized beginning January 1, 2006, includes compensation cost for (1) all share-based payments granted prior to, but not vested as of January 1, 2006, based on the grant date fair value originally estimated in accordance with the provisions of SFAS No. 123 and (ii) all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Compensation cost under SFAS No. 123(R) is recognized ratably using the straight-line attribution method over the expected vesting period or to the retirement eligibility date, if less than the vesting period when vesting is not contingent upon any future performance. Community generally issues treasury shares to satisfy share option exercises.

EARNINGS PER SHARE:

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if potentially dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potentially dilutive common shares that may be issued by Community relate solely to outstanding stock options, and are determined using the treasury stock method. All share and per share amounts are restated for stock splits and stock dividends that occur prior to the issuance of the financial statements.

Earnings per share for the years ended December 31, 2006, 2005 and 2004 have been computed as follows (in thousands, except per share data):

	2006	2005	2004
Net income	$41,031	$25,641	$21,798

Weighted average shares outstanding (basic)	23,645	18,645	12,843
Effect of dilutive stock options	273	330	361

Weighted average shares outstanding (diluted)	23,918	18,975	13,204

Per share information:
Basic earnings per share	$1.74	$1.38	$1.70
Diluted earnings per share	1.72	1.35	1.65

Antidilutive options excluded from the above earnings per share calculations totaled 633,000 for 2006, 365,000 for 2005, and 168,000 for 2004.

COMPREHENSIVE INCOME:

Community reports comprehensive income in accordance with Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income.” The components of other comprehensive income (loss) and related tax effects for years ended December 31 are as follows (in thousands):

	2006	2005	2004
Unrealized holding gains (losses) on available-for-sale securities	$3,486	$(10,576)	$(2,362)
Reclassification adjustments for gains included in net income	(732)	(259)	(2,470)

Net unrealized gains (losses)	2,754	(10,835)	(4,832)
Tax effect	(964)	3,792	1,692

Net-of-tax amount	1,790	(7,043)	(3,140)

(Increase) decrease in unfunded pension liability	282	82	(377)
Tax effect	(99)	(29)	132

Net-of-tax amount	183	53	(245)

	$1,973	$(6,990)	$(3,385)

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows at December 31 (in thousands):

	2006	2005
Net unrealized gain (loss) on available-for-sale securities	$434	$(2,320)
Tax effect	(152)	812

Net-of-tax amount	282	(1,508)

Unfunded pension liability	(3,213)	(3,494)
Tax effect	1,125	1,223

Net-of-tax amount	(2,088)	(2,271)

Accumulated other comprehensive income (loss)	$(1,806)	$(3,779)

SEGMENT REPORTING:

Community has determined its only reportable segment is community banking. Community’s non-banking activities have been determined to be insignificant and do not require separate disclosure.

TRANSFERS OF FINANCIAL ASSETS:

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Community, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Community does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS:

In the ordinary course of business, Community has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

RECLASSIFICATIONS:

Certain amounts reported in prior years have been reclassified to conform with the 2006 presentation. These reclassifications did not materially impact Community’s financial condition or results of operations.

NEW ACCOUNTING PRONOUNCEMENTS:

SFAS No. 155 - In February 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133 and SFAS No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. For Community, the effective date was January 1, 2007. The adoption of SFAS No. 155 will not have a significant impact on Community’s financial position or results of operations.

FASB Interpretation No. 48 - In June, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 will not have a significant impact on Community’s financial position or results of operations.

EITF 06-4 - In September 2006, the Financial Accounting Standards Board’s Emerging Issues Task Force (“EITF”) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements.” EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principals Board Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. Adoption is required in fiscal years beginning after December 15, 2007, with early adoption permitted. Community is currently analyzing the effects of EITF 06-4 but does not expect its implementation will have a significant impact on Community’s consolidated financial position or results of operations.

SFAS No. 157 - In September, 2006, the FASB issued FASB No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. Community is currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on Community’s consolidated financial position or results of operations.

SFAS No. 159 - In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. For Community, the effective date will be January 1, 2008. Community is currently analyzing the effect, if any, on consolidated financial position or results of operations.

2.	ACQUISITIONS:

PennRock Financial Services Corp. - On July 1, 2005, Community and PennRock Financial Services Corp. (PennRock), parent company of Blue Ball National Bank (Blue Ball) completed a merger in which PennRock was merged into Community. Also on that date, Blue Ball was merged into CommunityBanks, Community’s banking subsidiary.

In connection with the transaction, Community acquired all of the outstanding shares of PennRock common stock for shares of Community’s common stock valued at $324 million and the exchange of stock options for Community’s options valued at $3.1 million. In addition, shares of PennRock valued at $44,000 owned by Community were not exchanged into Community shares, but were included in the acquisition cost. Fair values of significant assets acquired and liabilities assumed at the date of acquisition were: investment securities $250 million; loans $835 million; deposits $882 million; short-term borrowings $91 million; and long-term debt $129 million.

In accordance with SFAS No. 141, Community used the purchase method of accounting to record this transaction. Goodwill recorded in connection with the acquisition of PennRock is calculated below. The goodwill recorded was allocated to the banking subsidiary in accordance with SFAS No. 142, as all of the assets and liabilities acquired were related to the banking subsidiary. The goodwill acquired in connection with PennRock will not be amortized for tax purposes.

	(dollars in thousands, except per share data)
Community common stock issued (restated for 5% stock dividend in 2006)	11,397,157
Average purchase price per Community common share	$28.4286

		$324,005
Transaction costs		6,065
Fair value of vested employee stock options		3,079

Total Purchase Price		333,149
Net Assets Acquired:
PennRock stockholders’ equity	103,690
PennRock goodwill and intangibles	(10,037)
Adjustments to reflect assets acquired at fair value:
Investments	(6,330)
Loans (14 year weighted average life)	(1,757)
Core deposit intangible (10 year accelerated amortization)	13,135
Bank premises (35 year weighted average life)	(3,482)
Deferred tax assets (12 year weighted average life)	539
Adjustments to reflect liabilities acquired at fair value:
Time deposits (2 year weighted average life)	(2,110)
FHLB advances (2.5 year weighted average life)	(1,515)

		92,133

Goodwill resulting from merger		$241,016

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	ACQUISITIONS (Continued):

Wiley Insurance Agency and Sentry Trust Company - Two cash acquisitions were completed in 2006: In May, Community acquired Wiley Insurance Agency, an insurance agency providing both commercial and personal lines of insurance; and in September, Community acquired Sentry Trust Company, located in Chambersburg, Pennsylvania. Each of these acquisitions was accounted for using the purchase method of accounting, and, accordingly, the results of operations of each entity are included in Community’s consolidated statements of income from the date of acquisition. The acquisitions, individually and in the aggregate, are immaterial to Community’s consolidated financial position and results of operations. Goodwill arising from the acquisitions is subject to periodic impairment testing and other intangibles are amortized over their estimated useful lives.

Pending acquisitions:

BUCS Financial Corp - In September, 2006, Community and BUCS Financial Corp (“BUCS”) announced the signing of a definitive agreement pursuant to which Community and BUCS will combine under Community’s charter. BUCS, the parent company of BUCS Federal Bank, is a financial holding company with approximately $150 million in assets at December 31, 2006. Community will acquire all outstanding shares of BUCS common stock for a total purchase price of approximately $24 million. The purchase price will consist of cash of approximately $10.5 million and common stock, with the number of shares issued to be determined near the date of consummation. Community currently anticipates the issuance of approximately 550,000 shares of common stock in the merger. The merger has been approved by regulatory authorities but is subject to approval by the shareholders of BUCS.

East Prospect State Bank - In September, 2006, Community and East Prospect State Bank (“East Prospect”) announced the signing of a definitive agreement pursuant to which CommunityBanks and East Prospect will combine under CommunityBanks’ charter. East Prospect is a Pennsylvania-chartered banking institution with approximately $60 million in assets at December 31, 2006. Under the terms of the Agreement, Community will acquire all of the outstanding shares of East Prospect common stock for a total purchase price of approximately $22 million. The purchase price will consist of cash of approximately $6 million and common stock, with the number of shares issued to be determined near the date of consummation. Community currently anticipates the issuance of approximately 645,000 shares of common stock in the merger. The merger has been approved by regulatory authorities but is subject to approval by the shareholders of East Prospect.

3.	INVESTMENT SECURITIES:

The amortized cost and fair value of investment securities at December 31, 2006 and 2005 are as follows (in thousands):

	2006				2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-For-Sale
Debt securities:
U.S. Government and federal agency	$128,660	$34	$(1,922)	$126,772	$125,938	$—	$(2,814)	$123,124
Mortgage-backed, primarily federal agency	204,887	361	(3,276)	201,972	186,871	102	(4,160)	182,813
State and municipal	196,879	5,642	(346)	202,175	186,047	5,899	(1,034)	190,912
Corporate	42,403	465	(310)	42,558	40,351	830	(961)	40,220

Total debt securities	572,829	6,502	(5,854)	573,477	539,207	6,831	(8,969)	537,069
Equity securities	63,035	151	(597)	62,589	68,909	789	(1,212)	68,486

Total securities available-for-sale	$635,864	$6,653	$(6,451)	$636,066	$608,116	$7,620	$(10,181)	$605,555

Securities Held-to-Maturity

State and municipal	$23,070	$351	$(6)	$23,415	$23,030	$—	$(467)	$22,563

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005 (in thousands):

	2006				2005
	Less Than 12 Months		12 Months or More		Less Than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available-For-Sale
Debt securities:
U.S. Government and federal agency	$41,228	$(97)	$69,729	$(1,824)	$87,614	$(1,036)	$34,838	$(1,777)
Mortgage-backed, primarily federal agency	22,767	(330)	125,068	(2,946)	128,799	(2,589)	44,646	(1,572)
State and municipal	20,826	(154)	13,036	(192)	37,103	(722)	8,806	(312)
Corporate	5,116	(32)	12,884	(278)	9,270	(396)	6,116	(565)

Total debt securities	89,937	(613)	220,717	(5,240)	262,786	(4,743)	94,406	(4,226)
Equity securities	26,572	(308)	2,237	(290)	26,919	(808)	1,497	(404)

	$116,509	$(921)	$222,954	$(5,530)	$289,705	$(5,551)	$95,903	$(4,630)

Securities Held-to-Maturity

State and municipal	$353	$(1)	$1,451	$(5)	$22,563	$(467)	$—	$—

The above table for December 31, 2006, represents 152 investment securities (127 debt and 25 equity securities) where the current fair value is less than the related amortized cost. Management believes that the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities and do not reflect any deterioration of the credit worthiness of the issuing entities. Generally, securities with an unrealized loss are investment grade debt securities with a maturity date and are expected to be paid in full at maturity or are equity securities with characteristics of debt securities, including a specific repricing date. As management has the ability and intent to hold securities for the foreseeable future, no declines are deemed to be other than temporary.

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	INVESTMENT SECURITIES (Continued):

The amortized cost and fair value of debt securities by contractual maturity, at December 31, 2006, follows. Expected maturities will differ from contractual maturities because obligors may have the right to call or repay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Within 1 year	$1,130	$1,126	$—	$—
Over 1 year and through 5 years	89,958	89,285	—	—
Over 5 years through 10 years	81,626	80,785	511	512
Over 10 years	195,228	200,309	22,559	22,903

	367,942	371,505	23,070	23,415
Mortgage-backed securities	204,887	201,972	—	—

	$572,829	$573,477	$23,070	$23,415

Gross investment security gains of $1.7 million and losses of $1.0 million were recognized in 2006. Gross gains of $1.4 million and losses of $1.1 million were recognized in 2005. Gross gains of $4.1 million and losses of $1.6 million were recognized in 2004. The tax provision applicable to these net realized gains amounted to $256,000 in 2006, $91,000 in 2005, and $865,000 in 2004.

At December 31, 2006 and 2005, investment securities with carrying amounts of $247 million and $176 million, respectively, were pledged to collateralize public deposits and for other purposes required or permitted by law. At December 31, 2006 and 2005, the carrying amount of securities pledged to secure repurchase agreements was $101 million and $84 million.

4.	LOANS:

The composition of loans outstanding by lending classification as of December 31 is as follows (in thousands):

	2006	2005
Commercial	$865,355	$782,946
Real estate-construction	7,290	4,532
Real estate-mortgage
Residential	141,826	149,525
Commercial	815,028	793,969
Consumer	541,390	506,093

	$2,370,889	$2,237,065

Changes in the allowance for loan losses for years ended December 31 are as follows (in thousands):

	2006	2005	2004
Balance, January 1	$22,965	$14,421	$13,178
Provision for loan losses	2,050	2,300	3,100
Loan charge-offs	(2,290)	(2,323)	(2,910)
Recoveries	901	1,499	1,053
Allowance established for acquired credit risk	—	7,068	—

Balance, December 31	$23,626	$22,965	$14,421

The following table summarizes risk elements as of December 31 (in thousands):

	2006	2005
Loans on which accrual of interest has been discontinued	$12,545	$9,060
Foreclosed real estate	37	1,447

Total non-performing assets	12,582	10,507
Loans past due 90 days or more and still accruing interest	659	22

Total risk elements	$13,241	$10,529

The following is a summary of information pertaining to impaired loans as of December 31 (in thousands):

	2006	2005
Impaired loans without a valuation allowance	$6,215	$3,120
Impaired loans with a valuation allowance	4,336	4,164

Total impaired loans	$10,551	$7,284

Valuation allowance related to impaired loans	$2,301	$1,848

Impaired loans are included in non-accrual loans. For the years ended December 31, 2006, 2005 and 2004, the average recorded investment in impaired loans approximated $8.9 million, $6.5 million, and $4.2 million. Interest recognized on impaired loans for the years ending December 31, 2006, 2005 and 2004 was not significant.

Loans within the scope of SOP 03-3 were purchased in Community’s acquisition of PennRock. Those loans had an outstanding contractual balance of $9.5 million and a carrying amount of $6.7 million at December 31, 2006, an outstanding contractual balance of $15.8 million and a carrying amount of $12.2 million at December 31, 2005, and an outstanding contractual balance of $16.8 million and a carrying amount of $13.2 million at July 1, 2005, the acquisition date of PennRock. Contractually required payments receivable totaled $22.8 million and cash flows expected to be collected totaled $20.2 million at the July 1, 2005 acquisition date. During 2006, $370,000 was accreted into interest income and $485,000 was recognized as other income from the sale of loans. There was no significant activity in accretable yield in 2005.

5.	PREMISES AND EQUIPMENT:

Premises and equipment are comprised of the following as of December 31 (in thousands):

	2006	2005
Banking premises	$46,213	$41,684
Furniture, fixtures, and equipment	29,872	28,526
Leasehold improvements	2,385	2,206
Construction-in-progress	1,274	1,746

	79,744	74,162
Less accumulated depreciation and amortization	(33,409)	(30,879)

	$46,335	$43,283

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	PREMISES AND EQUIPMENT (Continued):

Depreciation and amortization expense related to premises and equipment charged to operations totaled $4.7 million, $3.9 million, and $3.1 million in 2006, 2005, and 2004.

Certain branch offices, land, and equipment are leased under agreements which expire at varying dates through 2047. Most leases contain renewal provisions at Community’s option. Total rental expense was approximately $2.7 million in 2006, $1.9 million in 2005 and $1.2 million in 2004. Future minimum payments as of December 31, 2006 under noncancelable operating leases are as follows (in thousands):

2007	$2,234
2008	2,118
2009	2,143
2010	2,077
2011	2,018
Thereafter	29,551

$40,141

6.	GOODWILL AND OTHER INTANGIBLE ASSETS:

The following table summarizes changes in goodwill (in thousands):

	2006	2005	2004
Balance at beginning of year	$244,827	$3,570	$3,231
Goodwill acquired	1,556	241,257	339

Balance at end of year	$246,383	$244,827	$3,570

The following table summarizes intangible assets at December 31 (in thousands):

	2006			2005
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Core deposit	$14,236	$4,128	$10,108	$14,236	$1,786	$12,450
Other	3,478	563	2,915	2,069	265	1,804

Total	$17,714	$4,691	$13,023	$16,305	$2,051	$14,254

Amortization of core deposit and other intangible assets was generally computed using accelerated methods over original amortization periods of ten to fifteen years. The remaining weighted average amortization period as of December 31, 2006, was approximately 8 years. Amortization expense for core deposit and other intangibles was $2.6 million for 2006, $1.4 million for 2005, and $161,000 for 2004. Estimated amortization expense for the next five years is as follows (in thousands):

2007	$2,450
2008	2,200
2009	1,975
2010	1,725
2011	1,500

7.	DEPOSITS:

Deposits consisted of the following as of December 31 (in thousands):

	2006	2005
Non-interest bearing deposits	$368,329	$375,835
Savings deposits	229,311	243,174
Money market deposits	250,733	288,418
NOW accounts	399,299	310,517
Time deposits	1,265,510	1,076,423

Total	$2,513,182	$2,294,367

The aggregate amount of time deposits with minimum denominations of $100,000 or more totaled $267 million and $191 million at December 31, 2006 and 2005.

At December 31, 2006 scheduled maturities of time deposits were as follows (in thousands):

2007	$881,596
2008	210,213
2009	70,691
2010	85,794
2011	15,771
Thereafter	1,445

$1,265,510

8.	SHORT-TERM BORROWINGS AND LONG-TERM DEBT:

Short-term borrowings consist of the following as of December 31 (in thousands):

	2006	Rate	2005	Rate	2004	Rate
Securities sold under agreements to repurchase	$72,201	4.87%	$62,631	4.78%	$25,472	1.81%
Treasury tax and loan note	1,256	5.04%	1,804	3.98%	1,926	1.94%
FHLB borrowings	35,470	5.41%	17,818	4.23%	19,718	2.21%
Other	—	—	5,000	5.54%	—	—

	$108,927		$87,253		$47,116

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Community may be required to provide additional collateral based on the fair value of the underlying securities.

The maximum short-term FHLB borrowings outstanding at any month-end during 2006, 2005, and 2004 was $35.5 million, $17.8 million, and $48.1 million; the average amounts outstanding during the year were $4.7 million, $1.5 million and $8.2 million; and the weighted average interest rate during the year approximated 4.95%, 4.23%, and 1.50%.

At December 31, 2006, additional amounts available for borrowing under non-FHLB line of credit arrangements totaled approximately $125 million. Additional amounts available for borrowing at the FHLB totaled $564 million at December 31, 2006.

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	SHORT-TERM BORROWINGS AND LONG-TERM DEBT (Continued):

Long-term debt consists of the following as of December 31 (in thousands):

	2006	2005

Outstanding advances from the FHLB of Pittsburgh are currently fixed rate and mature from 2007 to 2016. The advances are collateralized by FHLB stock, certain first mortgage loans and both agency and mortgage-backed securities. The advance rates range from 2.70% to 6.35%, with a weighted average interest rate of 4.65%. Advances totaling $229 million are convertible advances. Under the terms of these arrangements, the FHLB retains the option to convert the advances from fixed to variable rate. If the FHLB were to convert their options, Community has the ability to prepay the advances at no penalty. At the current time no advances have been converted, and remain at a fixed rate of interest.

	$314,795	$430,428
Other long-term debt has an interest rate of 4% and matures in 2017.	284	291

	$315,079	$430,719

Maturities on long-term debt at December 31, 2006 are as follows (in thousands):

2007	$68,177
2008	12,833
2009	50,019
2010	45,025
2011	25,029
Thereafter	113,996

$315,079

9.	SUBORDINATED DEBT:

At December 31, 2006, Community had formed four wholly-owned, unconsolidated grantor trusts for the purpose of issuing $52 million of trust preferred securities to third-party investors. These trust preferred securities accrue and pay distributions at specified interest rates as provided in each indenture. The net proceeds from the issuance of these trust preferred securities were used by the trusts to facilitate the purchase of a similar amount of subordinated debentures from Community. The subordinated debentures are the sole assets of the trusts.

Community’s obligations under these debentures and related documents constitute a full and unconditional guarantee of the obligations of the trusts. The trust preferred securities are mandatorily redeemable upon the maturity of the subordinated debentures and may be subject to earlier redemptions as set forth in the indentures. Community has the right to redeem the subordinated debentures on or after specified dates at 100% of principal plus accrued interest.

The grantor trusts are not consolidated for financial reporting. As a result, the subordinated debentures issued by Community to the grantor trusts are reflected in the consolidated balance sheets under the caption “subordinated debt.” Community records interest expense on the subordinated debentures in the consolidated statements of income.

The following summarizes current trust preferred securities at December 31, 2006 (in thousands):

Issuance Trust	Issuance date	Preferred security amount	Rate	Repricing date	Rate @ repricing	Call date	Maturity
CMTY Capital Trust I	December 2002	$15,500	3-month LIBOR + 3.35%	Quarterly	3-month LIBOR + 3.35%	1/7/2008	1/7/2033
CMTY Statutory Capital Trust II	December 2003	15,400	3-month LIBOR + 2.84%	Quarterly	3-month LIBOR + 2.84%	12/16/2008	12/16/2033
CMTY Statutory Capital Trust III	January 2006	10,300	6.35%	3/15/2011	3-month LIBOR + 1.40%	3/15/2011	3/15/2036
CMTY Statutory Capital Trust IV	January 2006	10,300	6.44%	3/15/2016	3-month LIBOR + 1.40%	3/15/2016	3/15/2036

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	INCOME TAXES:

The provision for income taxes for the years ended December 31 consists of the following (in thousands):

	2006	2005	2004
Current	$14,152	$4,513	$5,360
Deferred	(251)	1,559	(481)

	$13,901	$6,072	$4,879

A reconciliation of income tax expense and the amounts which would have been recorded based upon statutory rates (35%) is as follows (in thousands):

	2006	2005	2004
Provision on pre-tax income at statutory rate	$19,226	$11,100	$9,337
Tax-exempt interest income	(4,017)	(3,740)	(3,409)
Earnings on investment in insurance	(865)	(656)	(514)
Other, net	(443)	(632)	(535)

Total provision for income taxes	$13,901	$6,072	$4,879

The components of the net deferred tax asset, included in other assets as of December 31, were as follows (in thousands):

	2006	2005
Deferred tax assets:
Allowance for loan losses	$8,268	$8,038
Unfunded pension adjustment	1,124	1,223
Deferred loan fees	585	340
Deferred compensation	2,092	1,856
Alternative minimum tax	—	900
Unrealized loss on available for sale securities	—	812
Other	492	658

Total deferred tax assets	12,561	13,827

Deferred tax liabilities
Depreciation	616	842
Unrealized gain on available for sale securities	152	—
Prepaid pension cost	850	785
Prepaid expenses	402	529
Purchase accounting adjustments	629	802
Other	290	505

Total deferred tax liabilities	2,939	3,463

Net deferred tax asset	$9,622	$10,364

As of December 31, 2006 and 2005, Community had not established any valuation allowance against deferred tax assets since these tax benefits are realizable either through carry-back availability against prior years’ taxable income or the reversal of existing deferred tax liabilities.

11.	COMMITMENTS AND CONTINGENCIES:

In the normal course of business, Community is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.

Financial instruments with off-balance sheet risk at December 31 are as follows (in thousands):

	Contract Amount
	2006	2005
Commitments to fund loans	$161,707	$99,988
Unused lines of credit	$450,540	$365,076
Standby letters of credit	$84,213	$100,523
Unadvanced portions of construction loans	$138,525	$129,845

Substantially all of Community’s unused commitments to originate loans and unused lines of credit are at variable rates or will be provided at the prevailing fixed rate when the loans are originated or the lines are used.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Lines of credit are similar to commitments as they have fixed expiration dates and are driven by certain criteria contained within the loan agreement. Lines of credit normally do not extend beyond a period of one year. Community evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Community upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, and plant and equipment and personal guarantees.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the financial or performance obligation of a customer to a third party. Community’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. The subsidiary bank uses the same credit policies in making conditional obligations as it does for on-balance sheet instruments. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The subsidiary bank requires collateral and personal guarantees supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral and the enforcement of personal guarantees would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

From time to time, Community and its subsidiaries may be defendants in legal proceedings relating to the conduct of their business. Most of such legal proceedings are a normal part of doing business, and in management’s opinion, the financial position and results of operations of Community would not be affected materially by the outcome of such legal proceedings.

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	REGULATORY MATTERS:

The dividends that may be paid by CommunityBanks, the subsidiary bank, to Community are subject to certain legal and regulatory limitations. Under such limitations, the total amount available for payment of dividends by CommunityBanks was approximately $185 million at December 31, 2006. Dividends by CommunityBanks to Community would also be prohibited if payment would reduce CommunityBanks’ capital below applicable minimum capital requirements presented below.

Under current Federal Reserve regulations, CommunityBanks is limited in the amount it may loan to affiliates, including Community. Loans to a single affiliate may not exceed 10%, and the aggregate of loans to all affiliates may not exceed 20% of bank capital and surplus. At December 31, 2006, the maximum amount available for transfer from CommunityBanks to Community in the form of loans was approximately $253 million.

CommunityBanks and Community are subject to various regulatory capital requirements administered by banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on Community’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, CommunityBanks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. CommunityBanks capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require CommunityBanks and Community to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2006, that CommunityBanks and Community meet the capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized CommunityBanks as “well capitalized” under the regulatory framework for prompt corrective action. In order to be “well capitalized”, the bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since December 31, 2006 that management believes have changed the bank’s classification.

The following tables present the total risk-based, Tier 1 risk-based and Tier 1 leverage requirements for Community and CommunityBanks as of December 31, 2006 and 2005 (dollars in thousands):

	As of December 31, 2006
	Actual		Regulatory Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Leverage ratio
Community Banks, Inc.	$279,023	8.7%	$127,740	4%	$159,674	5%
Bank only	$265,765	8.4%	$127,212	4%	$159,015	5%
Tier 1 capital ratio
Community Banks, Inc.	$279,023	10.7%	$104,235	4%	$156,353	6%
Bank only	$265,765	10.2%	$104,118	4%	$156,177	6%
Total risk-based capital ratio
Community Banks, Inc.	$302,649	11.6%	$208,470	8%	$260,588	10%
Bank only	$289,391	11.1%	$208,237	8%	$260,296	10%

	As of December 31, 2005
	Actual		Regulatory Minimum		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Leverage ratio
Community Banks, Inc.	$249,692	8.2%	$122,231	4%	$152,789	5%
Bank only	$242,696	8.0%	$121,777	4%	$152,221	5%
Tier 1 capital ratio
Community Banks, Inc.	$249,692	10.1%	$99,207	4%	$148,811	6%
Bank only	$242,696	9.8%	$99,498	4%	$149,247	6%
Total risk-based capital ratio
Community Banks, Inc.	$272,657	11.0%	$198,414	8%	$248,018	10%
Bank only	$265,661	10.7%	$198,996	8%	$248,746	10%

CommunityBanks is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The amounts of such reserves totaled $16.9 million at December 31, 2006 and $16.4 million at December 31, 2005.

In 2006, the FDIC announced a substantial increase in deposit insurance assessment rates to be effective January 1, 2007. At the same time, the FDIC also announced a One-Time Assessment Credit for those institutions that were in existence at December 31, 1996, and had paid a deposit insurance assessment prior to that date. Based upon the most current information available from the FDIC, it is expected that the annual assessment increase for the Bank will be in excess of $1 million per year at announced rates. For 2007, virtually all of the increase should be offset by the one-time credit. For years beyond 2007, anticipated rate changes are expected to increase the annual assessment expense, subject to any changes in prospective assessments that may be announced by the FDIC at some future date.

13.	PENSION PLAN:

Community maintains a defined benefit pension plan for employees of a predecessor bank which covers less than 20% of the current aggregate employee base. Effective at the end of the third quarter of 2003, the Board of Directors of Community approved a curtailment of this pension plan.

The determination of pension expense for each of the last three years is as follows:

(dollars in thousands)	2006	2005	2004
Components of net periodic benefit cost:
Interest cost on projected benefit obligation	$409	$414	$416
Expected return on plan assets	(469)	(448)	(249)
Net amortization and deferral:
Net loss	273	284	252
Gain (loss) deferred	—	16	(161)

Pension cost	$213	$266	$258

Increase (decrease) in minimum liability included in other comprehensive income	$(282)	$(82)	$377

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	PENSION PLAN (Continued):

At December 31, 2006, a net loss totaling $2.1 million, net of taxes, is recorded in accumulated other comprehensive income and is the only item not yet recognized as a component of net periodic pension cost. Approximately $250,000 of that balance is expected to be recognized as a component of net periodic pension expense in 2007.

The following table sets forth the pension plan’s funded status:

(dollars in thousands)	2006	2005
Change in benefit obligation:
Benefit obligation at beginning of year	$7,654	$7,400
Interest cost	409	414
Benefits paid	(399)	(379)
Change in assumptions	(234)	242
Experience (gain) loss	121	(23)

Benefit obligation at end of year	7,551	7,654

Change in plan assets:
Fair value of plan assets at beginning of year	6,401	5,794
Actual return on plan assets	364	448
Employer contributions	400	538
Benefits paid	(399)	(379)

Fair value of plan assets at end of year	6,766	6,401

Funded status, end of year	(785)	(1,253)
Unrecognized net cost	3,213	3,494
Recognition of additional minimum liability	(3,213)	(3,494)

Accrued pension liability	$(785)	$(1,253)

Amounts recognized in the consolidated balance sheet consist of:
Prepaid benefit cost	$2,428	$2,241
Accumulated other comprehensive income adjustment	(3,213)	(3,494)

Net accrued pension liability	$(785)	$(1,253)

Accumulated benefit obligation	$7,551	$7,654

Assumptions used in the determination of the funded status of the plan at December 31, 2006 and 2005 and pension expense for each of the last three years were as follows:

	2006	2005	2004
Discount rate	5.75%	5.50%	5.75%
Expected long-term return on plan assets	7.5%	7.5%	8.5%
Annual salary increase	n/a	n/a	n/a

Estimated future benefit payments are as follows (in thousands):

2007	$406
2008	408
2009	432
2010	443
2011	445
Years 2012 - 2016	2,528

Community maintains a pension investment policy which addresses the assumptions required for the various aspects of plan management and plan accounting. Plan assumptions are determined by management pursuant to the guidance provided by the investment policy and through consultation with plan actuaries.

Targeted allocations of plan assets have been developed as a component of the investment policy and are responsive to the investment goals, risk management practices and the relationship between plan assets and benefit obligations. The current investment style favors an emphasis on growth given that the plan has been curtailed and a substantial portion of the benefited employees are not receiving pension benefits at the current time. Pursuant to that policy, the following targeted allocations and actual asset allocations at the end of each of the last two years are provided.

	Target Asset Allocation	Range	At December 31,
			2006	2005
Equity	60%	50-70%	67%	61%
Fixed income	35%	25-45%	28%	31%
Cash and/or equivalents	5%	2-10%	5%	8%

	100%

The expected long-term rate of return on plan assets is based upon historical returns of specified benchmark investment categories that are weighted by targeted allocations of plan assets. The following presentation provides an indication of targeted asset allocation, which is specified within the investment policy, and a comparison to historical annualized returns that provide support for the assumed expected long term rate of return on plan assets.

	Targeted Asset Allocation	Benchmarks	10 yrs (12/31/06) Annualized Returns	15 yrs (12/31/06) Annualized Returns
Equities	60%	S&P 500	8.42%	10.64%
Fixed income	35%	Lehman Bros Aggregate	6.24%	6.50%
Cash equivalents	5%	3 mo T-Bill	3.76%	3.99%

Total pension	100%		7.42%	8.86%

The plan currently maintains no investment in the common stock of Community. Contributions to the plan during 2007 are currently estimated to be $400,000. The Corporation anticipates no adverse funding issues associated with the plan. The 2003 curtailment of the plan is expected to limit future increases in pension expense as eligible employees are no longer accruing benefits associated with future service.

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	STOCK-BASED PLANS:

Under long-term incentive plans (the “Plans”) approved by Community’s stockholders from time to time, Community may grant to employees, executive officers and directors stock awards in the form of Incentive Stock Options, Nonqualified Stock Options or Stock Appreciation Rights. The stock options can be granted at prices not less than the fair market value in the case of Incentive Stock Options and not less than 80% of the fair market value in the case of Nonqualified Stock Options.

Prior to January 1, 2006, Community elected to follow Accounting Principals Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock-based compensation and to provide the disclosures required under SFAS No. 123, “Accounting for Stock Based Compensation.” Accordingly, no compensation expense was recognized for stock option grants issued prior to January 1, 2006, under the Plans.

The following pro forma information for the years ended December 31, 2005 and 2004, shows net income and earnings per basic and diluted share if compensation expense for Community’s employee stock options had been determined on a fair value method of accounting (in thousands, except per share data).

	December 31, 2005	December 31, 2004
Net income, as reported	$25,641	$21,798
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effect	(1,488)	(1,418)

Pro forma net income	$24,153	$20,380

Earnings per share:
Basic – as reported	$1.38	$1.70
Basic – pro forma	$1.30	$1.59
Diluted – as reported	$1.35	$1.65
Diluted – pro forma	$1.27	$1.54

Effective January 1, 2006, Community adopted SFAS No. 123(R), “Share-Based Payments,” using the modified prospective method. Under the modified prospective method, compensation expense recognized beginning January 1, 2006, includes all share-based payments granted prior to, but not yet vested as of December 31, 2005, and all share-based payments granted subsequent to December 31, 2005. For share-based payments granted prior to December 31, 2005, expense recognition was based upon the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123. For share-based payments granted after December 31, 2005, expense recognition was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior periods were not restated to reflect the impact of adopting the new standard.

As a result of adopting SFAS No. 123(R) on January 1, 2006, Community’s income before taxes and net income were, respectively, $655,000 and $606,000 lower for the year ended December 31, 2006, than if Community had continued to use APB Opinion No. 25 to account for stock-based compensation. Basic and diluted earnings per share were decreased by $.02 for the year ended December 31, 2006.

Community receives a tax deduction for certain stock option exercises during the period the options are exercised, generally for the excess of the related stock price over the exercise price of the options. Prior to adopting SFAS No. 123(R), all tax benefits resulting from the exercise of stock options were reported as operating cash flows on the consolidated statement of cash flows. In accordance with SFAS No. 123(R), reporting of tax benefits from the exercise of stock options has been revised to report them as financing cash flows on the consolidated statement of cash flows. For the year ended December 31, 2006, $498,000 was reported as financing cash flows rather than operating cash flows.

Net cash proceeds from the exercise of stock options totaled $1.7 million for the year ended December 31, 2006.

At December 31, 2006, there was $1.2 million of unrecognized compensation expense related to share-based payments which will be recognized over 2 years.

Community uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards. Awards were estimated with the following assumptions:

	2006	2005	2004
Dividend yield	2.7%	2.7%	2.4%
Volatility	26%	23%	33%
Risk-free interest rate	4.5%	4.4%	4.0%
Expected life (years)	6.3	7.4	7.8
Resulting grant-date fair value	$6.85	$6.28	$9.00

These assumptions are based on multiple factors, including historical exercise patterns of employees in relatively homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for the same homogeneous groups and the historical volatility of Community’s stock price.

As of December 31, 2006, 607,000 shares were authorized but not awarded under the Plans. The stock options generally vest from six months to five years from the date of grant, and expire no later than ten years after the date of grant. The changes in outstanding options are as follows:

	2006		2005		2004
	Shares Under Option (000’s)	Weighted Average Exercise Price Per Share	Shares Under Option (000’s)	Weighted Average Exercise Price Per Share	Shares Under Option (000’s)	Weighted Average Exercise Price Per Share
Balance, beginning of year	1,110	$20.03	1,126	$19.47	1,077	$17.05
Issued	255	27.41	14	25.72	203	27.51
Exercised	(126)	13.57	(268)	14.11	(149)	12.70
Exchanged in merger	—	—	239	15.74	—	—
Forfeited	(1)	25.57	(1)	19.04	(5)	21.96

Balance, end of year	1,238	$22.20	1,110	$20.03	1,126	$19.47

At December 31, 2006, outstanding stock options consist of the following:

	Options Outstanding				Options Exercisable
Range of exercise prices per share	Vested (in thousands)	Unvested (in thousands)	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life in Years	Number Exercisable (in thousands)	Weighted Average Exercise Price Per Share
Under $8.69	33	—	$7.68	1.1	33	$7.68
$8.69 - $14.47	208	—	$13.40	3.0	208	$13.40
$14.48 - $17.37	59	—	$14.80	1.7	59	$14.80
$17.38 - $20.26	265	26	$19.14	5.5	265	$19.05
$20.27 - $28.95	393	254	$27.82	6.8	393	$28.09

$7.33 - $28.95	958	280	$22.20	5.5	958	$20.87

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	STOCK-BASED PLANS (Continued):

At December 31, 2006, outstanding options, substantially all of which are expected to vest, have a weighted average remaining contractual life of 5.5 years and an aggregate intrinsic value of $7.1 million. Vested and currently exercisable options have a weighted average remaining contractual life of 5.3 years and an aggregate intrinsic value of $6.8 million. Total intrinsic value of options exercised was $1.6 million for the year ended December 31, 2006.

Weighted-average grant-date fair value of unvested options during the year ended December 31, 2006, were as follows:

	Shares Under Option (in thousands)	Weighted-average grant-date fair value
Unvested options, December 31, 2005	81	$5.59
Granted	255	3.37
Vested	(55)	3.37
Canceled	(1)	6.54

Unvested options, December 31, 2006	280	$3.54

Community has a dividend reinvestment plan for shareholders under which additional shares of Community common stock may be purchased at a 5% discount off market prices with reinvested dividends and voluntary cash payments. Approximately 1.4 million shares of common stock have been reserved for this plan and approximately 1.1 million shares remain unissued. Purchases of Community common stock pursuant to this plan totaled 3,000 shares in 2006, 155,000 shares in 2005, and 45,000 shares in 2004.

Community has an Employee Stock Purchase Plan under which shares of Community common stock may be purchased at a 10% discount off market prices with voluntary cash payments. Approximately 116,000 shares of common stock have been reserved for this plan and approximately 63,000 shares remain unissued. Purchases of Community common stock pursuant to this plan totaled 14,000 shares in 2006, 11,000 shares in 2005, and 9,000 shares in 2004.

15.	RELATED PARTY TRANSACTIONS:

Certain directors and their business affiliates (defined as the beneficial ownership of at least a 10 percent interest), executive officers and their families are indebted to CommunityBanks for loans made in the ordinary course of business. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The aggregate dollar amount of these loans was $21.9 million and $23.7 million at December 31, 2006 and 2005. During 2006, $1.9 million of new advances were made and repayments totaled $3.7 million.

Certain directors are owners or employees of entities that provide services to Community in the ordinary course of business. Fees for those services totaled $507,000 in 2006, $431,000 in 2005, and $334,000 in 2004.

Community has employment agreements with its executive officers that, among other provisions, provide for certain payments to the executives if they terminate their employment for certain reasons, primarily a change in the nature of their duties, a reduction in compensation, or a change in control of Community.

16.	FAIR VALUES OF FINANCIAL INSTRUMENTS:

The following methodologies and assumptions were used by Community to estimate its fair value disclosures:

Cash and due from banks, interest-bearing deposits, and federal funds sold: The fair values for cash and due from banks, interest-bearing deposits, and federal funds sold is deemed to be the same as those assets’ carrying amounts.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provision of the Federal Home Loan Bank.

Accrued interest receivable and payable: The fair values of accrued interest receivable and payable approximate their carrying amounts.

Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair value equals carrying amount. The fair values of all other loans held in portfolio and loans held for sale are estimated by discounting the future cash flows using comparable current rates at which similar loans would be made to borrowers with similar credit risk.

Deposits: The fair values of demand and savings deposits equal their carrying values. The carrying amounts for variable rate money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated by discounting expected future cash flows using rates currently offered for similar deposits.

Short-term borrowings: The fair values of short-term borrowings approximate their carrying amounts.

Long-term debt and subordinated debentures: The fair values of Community’s long-term fixed rate borrowings are estimated using discounted cash flows analyses, based on rates available to Community for similar types of borrowings. The carrying amounts for variable rate subordinated debentures approximate their fair values at the reporting date.

Off-balance sheet instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The following table summarizes the carrying amounts and fair values of financial instruments at December 31, 2006 and 2005:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Financial assets:
Cash and due from banks, interest-bearing deposits, and federal funds sold	$77,169	$77,169	$81,243	$81,243
Investment securities	659,136	659,481	628,585	628,118
Net loans	2,347,263	2,336,467	2,214,100	2,207,179
Accrued interest receivable	14,537	14,537	13,316	13,316
Financial liabilities:
Deposits	$2,513,182	$2,451,375	$2,294,367	$2,292,606
Short-term borrowings	108,927	108,927	87,253	87,253
Long-term debt	315,079	316,150	430,719	435,065
Subordinated debt	51,548	49,745	30,928	30,928
Accrued interest payable	7,034	7,034	6,301	6,301
Off-balance sheet instruments	—	—	—	—

Community Banks, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	CONDENSED FINANCIAL INFORMATION OF COMMUNITY BANKS, INC. (PARENT ONLY)

(in thousands)	2006	2005
Condensed Balance Sheets:
Cash	$1,916	$1,579
Interest bearing deposits in other banks	784	53
Investment securities, available for sale	2,704	2,338
Investment in banking subsidiary	522,770	499,508
Investment in nonbank subsidiaries	6,807	6,440
Other assets	3,146	3,382

Total assets	$538,127	$513,300

Short-term borrowings	$—	$5,000
Long-term debt	51,548	30,928
Other liabilities	418	699
Stockholders’ equity	486,161	476,673

Total liabilities and stockholders’ equity	$538,127	$513,300

	2006	2005	2004
Condensed Statements of Income:
Dividends from:
Banking subsidiary	$24,000	$19,000	$—
Nonbank subsidiaries	—	2,263	—
Other income (expense)	(3,059)	(2,693)	(1,215)

Income(loss) before equity in undistributed earnings of subsidiaries	20,941	18,570	(1,215)

Equity in undistributed earnings of:
Banking subsidiary	19,361	8,915	21,861
Nonbank subsidiaries	729	(1,844)	1,152

	20,090	7,071	23,013

Net income	$41,031	$25,641	$21,798

Condensed Statements of Cash Flows:
Operating activities:
Net income	$41,031	$25,641	$21,798
Adjustments to reconcile net cash provided by operating activities:
Undistributed earnings of:
Banking subsidiary	(19,361)	(8,915)	(21,861)
Nonbank subsidiaries	(729)	1,844	(1,152)
Other, net	832	709	391

Net cash provided (used) by operating activities	21,773	19,279	(824)

Investing activities:
Purchases of investment securities	(2,785)	(1,073)	(2,706)
Proceeds from maturities and sales of investment securities	1,931	—	18,661
Payments for investments in and advances to subsidiaries	(913)	(3,966)	—
Investment in unconsolidated trust subsidiaries	(620)	—	—

Net cash provided (used) by investing activities	(2,387)	(5,039)	15,955

Financing activities:
Net change in short-term borrowings	(5,000)	5,000	(2,000)
Proceeds from issuance of subordinated debt	20,620	—	—
Proceeds from issuance of common stock	1,929	8,012	2,308
Payments to acquire treasury stock	(17,922)	(16,489)	(4,151)
Cash dividends and cash paid in lieu of fractional shares	(18,676)	(13,440)	(8,273)

Net cash used by financing activities	(19,049)	(16,917)	(12,116)

Net change in cash and cash equivalents	337	(2,677)	3,015
Cash and cash equivalents at beginning of period	1,579	4,256	1,241

Cash and cash equivalents at end of period	$1,916	$1,579	$4,256

18.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

The following is a summary of the quarterly results of operations for the years ended December 31, 2006 and 2005:

	Three Months Ended
	2006				2005
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30 (1)	June 30	Mar. 31
	(dollars in thousands, except per share data)
Interest income	$51,364	$50,443	$48,938	$46,889	$45,242	$43,478	$27,390	$26,183
Interest expense	25,273	23,505	21,931	20,025	18,593	17,081	12,481	11,493

Net interest income	26,091	26,938	27,007	26,864	26,649	26,397	14,909	14,690
Provision for loan losses	650	250	650	500	600	400	750	550

Net interest income after provision for loan losses	25,441	26,688	26,357	26,364	26,049	25,997	14,159	14,140
Investment security gains, net	415	28	6	283	12	29	167	51
Mortgage banking activities	591	533	580	468	631	660	548	515
Other income	8,194	8,279	7,957	7,633	7,120	7,177	4,883	4,644
Other expenses	22,482	21,172	20,698	20,533	20,180	20,836	13,189	12,659
Merger, conversion and restructuring expenses	—	—	—	—	—	248	7,957	—

Income (loss) before income taxes	12,159	14,356	14,202	14,215	13,632	12,779	(1,389)	6,691
Income taxes	2,759	3,798	3,698	3,646	2,671	2,447	(250)	1,204

Net income (loss)	$9,400	$10,558	$10,504	$10,569	$10,961	$10,332	$(1,139)	$5,487

Basic earnings (loss) per share	$0.40	$0.45	$0.44	$0.44	$0.45	$0.42	$(0.09)	$0.43
Diluted earnings (loss) per share	$0.40	$0.45	$0.44	$0.44	$0.45	$0.42	$(0.09)	$0.42
Cash dividends declared	$0.20	$0.20	$0.20	$0.19	$0.19	$0.18	$0.18	$0.16

(1)	Results beginning with the quarter ended September 30, 2005 include PennRock acquired July 1, 2005

19.	MERGER, CONVERSION AND RESTRUCTURING EXPENSES

Primarily during the second quarter of 2005, Community recognized expenses for the prepayment of FHLB advances in conjunction with: a balance sheet restructuring; the merger with PennRock Financial Services Corp.; and the conversion of its core operating system. The expenses totaled $8.2 million and appear on a separately captioned line in non-interest expenses on the Consolidated Statements of Income, and include the following:

(a) A prepayment penalty of $6 million was incurred as a result of retiring $60 million of FHLB advances that had a weighted average cost in excess of Community’s incremental wholesale borrowing rate and conversion features that could result in maturities beyond the stated maturity at terms not necessarily favorable to Community.

(b) Merger-related expenses totaling $1.3 million were incurred for the following: severance and retention payments to Community employees being displaced in the merger, $570,000; contract cancellations and closing of duplicate facilities, $555,000; other, $210,000.

(c) Conversion expenses incurred totaled approximately $800,000 and related to training, asset dispositions, and other costs incurred in connection with the conversion and updating of Community’s core operating system.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Community Banks, Inc.

Harrisburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of Community Banks, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Banks, Inc. and its subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, Community Banks, Inc. changed its method of accounting for its defined benefit pension plan and for share-based payments in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Community Banks, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 5, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

Beard Miller Company LLP

Harrisburg, Pennsylvania

March 5, 2007